EXHIBIT 99.1

News

MGE Energy Reports First-Quarter Earnings

Madison, Wis., May 6, 2011—MGE Energy (Nasdaq: MGEE) today reported earnings for the three months ended March 31, 2011, of $17.8 million, or 77 cents per share, compared to $14.3 million, or 62 cents per share, for the same period in the prior year.

During the first quarter of 2011, the company experienced higher gas retail sales volumes of 13.6% due to the colder winter weather compared to the same period in the prior year. The average temperature in the first quarter of 2011 was 24.2 degrees compared to 26.6 degrees in the prior year.

Also contributing to earnings for the first quarter of 2011 were electric retail sales volumes that were 2.5% higher than the same period in the prior year and Elm Road Units 1 and 2 both being in service.

MGE Energy is a public utility holding company. Its principal subsidiary, Madison Gas and Electric (MGE), generates and distributes electricity to 139,000 customers in Dane County, Wis., and purchases and distributes natural gas to 143,000 customers in seven south-central and western Wisconsin counties. MGE's roots in the Madison area date back more than 150 years.

MGE Energy Inc.

(In thousands, except per share amounts)

(Unaudited)

Three Months Ended March 31,	2011	2010
Operating revenue	$164,605	$159,6434
Operating income	$30,898	$21,775
Net income	$17,783	$14,260
Earnings per share (basic and diluted)	$0.77	$0.62
Weighted average shares outstanding (basic and diluted)	23,114	23,114

Contact:

Steve Kraus

Manager - Media Relations

608-252-7907 | skraus@mge.com